Filed Pursuant to Rule 424(b)(3)

Registration Nos. 333-209437

333-209437-01

333-209437-02

333-209437-03

333-209437-04

333-209437-05

PROSPECTUS SUPPLEMENT NO. 1

(to Prospectus dated March 8, 2018)

POWERSHARES DB MULTI-SECTOR COMMODITY TRUST

POWERSHARES DB ENERGY FUND

26,000,000 Common Units of Beneficial Interest

POWERSHARES DB OIL FUND

122,400,000 Common Units of Beneficial Interest

POWERSHARES DB PRECIOUS METALS FUND

22,600,000 Common Units of Beneficial Interest

POWERSHARES DB GOLD FUND

15,800,000 Common Units of Beneficial Interest

POWERSHARES DB BASE METALS FUND

30,400,000 Common Units of Beneficial Interest

This Prospectus Supplement No. 1 (“Supplement No. 1”) supplements and amends the Prospectus dated March 8, 2018 (the “Prospectus”).

Effective on or about June 4, 2018, the name of the Funds’ managing owner, the name of the trust under which each Fund is a series, and the name of each Fund will change. Accordingly, on or about June 4, 2018, all references in the Prospectus to the name of the managing owner, trust and each Fund are deleted and replaced as follows:

Current Name of Managing Owner	New Name of Managing Owner

Invesco PowerShares Capital Management LLC	Invesco Capital Management LLC

Current Name of Trust	New Name of Trust

PowerShares DB Multi-Sector Commodity Trust	Invesco DB Multi-Sector Commodity Trust

Current Fund Name	New Fund Name

PowerShares DB Energy Fund	Invesco DB Energy Fund

PowerShares DB Oil Fund	Invesco DB Oil Fund

PowerShares DB Precious Metals Fund	Invesco DB Precious Metals Fund

PowerShares DB Gold Fund	Invesco DB Gold Fund

PowerShares DB Base Metals Fund	Invesco DB Base Metals Fund

These name changes will not result in any change to a Fund’s investment objective or strategy.

Supplement No. 1 should be read together with the Prospectus.

Shares of the PowerShares DB Energy Fund, PowerShares DB Oil Fund, PowerShares DB Precious Metals Fund, PowerShares DB Gold Fund and PowerShares DB Base Metals Fund are listed on NYSE Arca, Inc. under the symbols “DBE,” “DBO,” “DBP,” “DGL” and “DBB,” respectively.

Investing in the Shares involves significant risks. See “RISK FACTORS” starting on page 16 of the Prospectus.

These securities have not been approved or disapproved by the U.S. Securities and Exchange Commission (“SEC”) or any state securities commission nor has the SEC or any state securities commission passed upon the adequacy or accuracy of the Prospectus or this Prospectus Supplement No. 1. Any representation to the contrary is a criminal offense.

The Funds are not mutual funds or any other type of investment company within the meaning of the Investment Company Act of 1940, as amended, and are not subject to regulation thereunder.

THE COMMODITY FUTURES TRADING COMMISSION HAS NOT PASSED UPON THE MERITS OF PARTICIPATING IN THESE POOLS NOR HAS THE COMMISSION PASSED ON THE ADEQUACY OR ACCURACY OF THIS DISCLOSURE DOCUMENT.

The date of this Prospectus Supplement No. 1 is April 27, 2018.

PLEASE RETAIN THIS SUPPLEMENT FOR FUTURE REFERENCE

P-DBMSC-PRO-1-SUP-1